Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 31st day of December, 2025 and shall be effective as of January 1, 2026 (the “Effective Date”), by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Sean T. Geary (the “Employee”).

WHEREAS, pursuant to that certain Employment Agreement between the Company and the Employee effective as of January 1, 2025 (the “Existing Agreement”), the Company employed the Employee as the Chief Legal Officer and Secretary of the Company and the Employee also served as the Chief Legal Officer and Secretary of Global Partners LP, a Delaware limited partnership (the “Partnership”) of which the Company is the general partner; and

WHEREAS, the Employee is stepping down as Chief Legal Officer and Secretary of the Company and the Partnership as of the Effective Date, and has agreed to remain employed as a Senior Legal Advisor of the Company and the Partnership as of the Effective Date; and

WHEREAS, the Company and the Employee wish to amend and restate in its entirety the Existing Agreement as of the Effective Date consistent with Employee’s change in employment role

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which the Company and the Employee each acknowledges, the Company and the Employee hereby agree as follows:

1.              Employment and Term of Employment.

(a)            Subject to the terms of this Agreement, the employment term hereunder will commence as of the Effective Date and continue through December 31, 2026. Employee’s employment hereunder (so long as the Employee has remained employed by the Company hereunder) shall automatically renew for successive twelve (12) month periods beginning on January 1, 2027, and each anniversary thereafter.

(b)            Either the Company or the Employee may provide the other with prior written notice of its or his desire not to renew this Agreement, delivered in accordance with Section 20 (“Notice”) at least ninety (90) days in advance of any anniversary of the Effective Date, in which case this Agreement shall terminate at 11:59 p.m. on December 31 of the applicable year in which Notice is given and the Employee shall receive the compensation set forth in Section 7(e) below.

(c)            Notwithstanding anything to the contrary in this Section 1, either the Company or the Employee may terminate the Employee’s employment with the Company at any time, subject to the terms and conditions of Section 7 hereof.

(d)            The term that the Employee is employed hereunder (as it may be extended and/or renewed) is referred to herein as the “Term.”

2.              Position and Duties. During the Term, the Company shall employ the Employee as Senior Legal Advisor, or in such other positions as the parties mutually agree.  The Employee shall have such powers and duties and responsibilities as are customary to such positions and as are assigned to the Employee by the President and Chief Executive Officer or the Chief Legal Officer of the Company in connection with the Employee’s service as Senior Legal Advisor of the Company and of the Partnership. The Employee’s employment also shall be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.              Other Interests; Non-Competition and Non-Solicitation.

(a)            During the Term, the Employee shall devote his full time, attention, energies and business efforts during normal business hours to his duties and responsibilities as the Senior Legal Advisor of the Company and of the Partnership and its subsidiaries.  The Partnership and its subsidiaries are sometimes hereinafter referred to collectively as the “Partnership Group”. During the Term, except as otherwise restricted by the non-competition covenants set forth in Annex I attached hereto and incorporated herein by reference, the parties recognize and agree that the Employee may engage in other business activities that do not conflict with the business and affairs of the Company or of the Partnership or interfere with the Employee’s performance of his duties and responsibilities hereunder. Additionally, the covenants set forth in Annex I shall apply to the Employee from the Date of Termination according to the terms set forth in Annex I.

(b)            The Employee, in entering into this Agreement, hereby agrees and acknowledges that the restrictions and covenants set forth in Annex I are consonant with public policy, and fair and reasonable provisions for the protection of the Company’s and its affiliates’ legitimate business interests including, without limitation, the protection of confidential information, trade secrets, goodwill and the business contacts which the Employee has established and developed, and will establish and develop, in the course of performing his duties for the Company and its affiliates. The Employee further acknowledges and agrees that the non-competition restrictions set forth in Annex I are supported by fair and reasonable consideration independent from continuation of employment, and notice of the non-competition agreement set forth herein was provided to the Employee at least ten (10) business days before the applicable non-competition restrictions were to be effective. The Employee has the right to consult with counsel prior to signing this Agreement and entering into the non-competition restrictions set forth herein, and the Employee expressly acknowledges and agrees that he has had sufficient opportunity to do so prior to his entry into this Agreement. The Employee further acknowledges and agrees that: (i) the non-competition restrictions set forth in Annex I are no broader than necessary to protect the legitimate business interests of the Company, including the protection of its and the Partnership Group’s trade secrets, confidential information, and goodwill, and (ii) the geographic reach of the restrictions on the Employee’s business activity set forth in Annex I are consistent with the geographic area in which the Employee will have provided services on behalf of the Company or its affiliates. The Employee also agrees that the Company’s legitimate business interests could not be adequately protected through an alternative restrictive covenant other than the non-competition restrictions set forth in Annex I. The Employee and the Company further agree that the non-competition restrictions set forth in Annex I are supported by mutually agreed upon consideration set forth herein, which consideration includes the Garden Leave Payment (as defined in Annex I). For the avoidance of doubt, the Employee is a sophisticated businessperson who has entered into the non-competition restrictions set forth herein knowingly and voluntarily, and the Employee represents that such restrictions are compliant in all respects with the Massachusetts Noncompetition Agreement Act, M.G.L. c. 149, §24L.

4.              Duty of Loyalty; Indemnification.

(a) The Employee acknowledges and agrees that the Employee owes a fiduciary duty of loyalty to act in the best interests of the Company and of the Partnership Group. In keeping with such duty, the Employee shall, during the Term, make full disclosure to the Company of all business opportunities pertaining to the business of the Company or of the Partnership or any of its subsidiaries and, during the Term, shall not appropriate for the Employee’s own benefit business opportunities concerning the business of the Company, the Partnership or any of its subsidiaries, except as otherwise permitted by the non-competition covenants set forth in Annex I or as consented to in writing by the Board.

(b) The Company shall indemnify the Employee to the extent permitted by the Company’s limited liability company agreement, as amended and/or restated from time to time, and by applicable law, against all costs, charges and expenses, including without limitation, attorney’s fees, incurred or sustained by the Employee in connection with any claim against the Employee and in connection with any action, suit or proceeding to which the Employee may be made a party by reason of being an officer, director or employee of the Company or of the Partnership or any of its subsidiaries. In connection with the foregoing, the Employee will be covered under any liability insurance policy that protects the other officers and directors of the Company, subject to the terms and conditions of such policies.

5.              Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities as the Chief Legal Officer and Secretary of the Company and while serving as the Chief Legal Officer and Secretary of the Partnership, the Employee shall perform his obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts.

6.              Compensation.

(a)            Base Salary.  During the Term, the Employee shall be paid an annualized base salary of $325,000.00, subject to increase at any time during the Term and at the commencement of the renewal term (if any), if so determined by the Chief Executive Officer and subject to decrease by mutual agreement of the Chief Executive Officer and the Employee in the event the Employee reduces his work schedule to something other than full time. The Employee’s base salary, as may be increased or decreased in accordance with this Section 6(a), is hereafter referred to as “Base Salary”. The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment, but in no event less frequently than monthly.

(b)            Bonus.  From time to time during the Term, the Employee may receive a cash bonus (a “Bonus”) in an amount to be determined at the discretion of the Compensation Committee. Each Bonus hereunder, if any, shall be paid to the Employee no later than March 15 of the calendar year immediately following the calendar year in which such Bonus is earned. Notwithstanding the foregoing, for calendar year 2025, Employee shall participate in the annual short-term incentive compensation plan adopted by the Compensation Committee for such calendar year (the “STIP”) pursuant to the terms of the Existing Agreement.

(c)            Incentive Compensation.

(i)            During the Term, the Employee shall participate in the Company’s long-term incentive plans, if any, made available to the Company’s officers or other employees, subject to the terms of such plans (if any) and such additional criteria as the Compensation Committee may determine from time to time, which plans may include but are not limited to: (A) the Long-Term Performance-Based Cash Incentive Plan (as amended from time to time, including any successor plans) and (B) the Long-Term Cash Incentive Plan (as amended from time to time, including any successor plans).

(ii)            So long as Employee remains employed by the Company pursuant to the terms of this Agreement, any outstanding awards as of the Effective Date (which awards are identified in Section 14 hereof) previously granted to Employee under the Company’s long-term incentive plans pursuant to the Existing Agreement or that certain Employment Agreement dated as of June 8, 2022 by and between the Company and Employee shall continue to vest in accordance with the terms of such awards.

(d)            Reimbursements. During the Term, the Company shall pay or reimburse the Employee for all reasonable expenses incurred by the Employee on business trips, and for all other business and entertainment expenses reasonably incurred or paid by him during the Term in the performance of his services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

(e)            Fringe Benefits.  During the Term, the Employee shall be entitled to participate in the Company’s health insurance, 401(k) and other benefit plans in accordance with Company policies and on the same general basis as other employees of the Company.  During the Term, the Company also will provide the Employee with additional fringe benefits consistent with benefits that have been provided to him under prior arrangements and in accordance with past practice, and with such other benefits as may be approved by the Compensation Committee.

(f)            Vacation.  During the Term (including the renewal period, if any), the Employee shall be granted 30 days of paid vacation for each calendar year with any unused vacation days to be subject to the Company’s standard vacation policy with respect to the carryover or payment for any such unused vacation days.

7.              Separation from Service.

(a)            In General. If the Employee’s employment is terminated for any reason, he (or his estate) shall be paid on the Date of Termination the following: (i) all amounts of Base Salary due and owing up through the Date of Termination, (ii) any earned but unpaid Bonus as of the Date of Termination, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts, including vacation pay, that may be due to him as of the Date of Termination (the “Accrued Obligations”). Additionally, the Employee shall be entitled to retain the following items currently supplied to him by the Company: (i) iPad; and (ii) smartphone, including all information contained on the smartphone and the then current telephone number for such smartphone, it being acknowledged and agreed by the Employee that all information contained on the smartphone shall remain subject to the provisions of Section 9 below; provided, however, that, the Employee is required to tender such items to the Company’s IT department on or prior to the Date of Termination for removal of confidential and proprietary information of the Company and its affiliates. Promptly following the Date of Termination, the Employee shall return to the Company all confidential and proprietary information of the Company in his possession.

(b)            Termination Due to the Death or Disability of the Employee.  The Employee’s employment hereunder shall be terminated automatically upon the death or Disability of the Employee. The Company shall pay or distribute to the Employee (or his estate) upon his termination under this Section 7(b) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter:

(i)            the Accrued Obligations, plus

(ii)           a lump sum payment of an amount equal to his Base Salary (determined as of the Date of Termination) multiplied by 100%, plus

(iii)          a pro-rated Bonus for the year in which the Date of Termination occurs, as determined by the Company in its discretion, plus

(iv)            the Company shall pay the monthly amounts due for all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Employee and his spouse and dependents, if any, for 18 months following the Date of Termination.

In addition to the foregoing payments and benefits, the Employee also shall be entitled to receive the amounts due, if any, in respect of the Employee’s interests in the Company’s long-term incentive plans, including, but not limited to, (x) the Long-Term Performance-Based Cash Incentive Plan, and (y) the Long-Term Cash Incentive Plan.

(c)            Termination by the Company Without Cause or by the Employee for Reasons Constituting Constructive Termination.  The Employee’s employment hereunder may be terminated by the Company without Cause or by the Employee for reasons constituting Constructive Termination. Provided that the Employee executes within the time provided to do so (and does not revoke within any time provided to do so) a release of claims in a form reasonably acceptable to the Company, the Company shall pay or distribute to the Employee (or his estate) upon his termination under this Section 7(c) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter:

(i)            the Accrued Obligations, plus

(ii)            a lump sum payment of an amount equal to his Base Salary determined as of the Date of Termination multiplied by 100%, plus

(iii)           a pro-rated Bonus for the year in which the Date of Termination occurs, as determined by the Company in its discretion, plus

(iv)           the Company shall pay the monthly amounts due for all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Employee and his spouse and dependents, if any, for 18 months following the Date of Termination, plus

(v)            Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee's benefit pursuant to this Section 7(c) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code (as defined below), are not eligible for exemption pursuant to Q/A-6(a)(2) of Treas. Reg. § 1.280G-1, and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall either (a) reduce (but not below zero) the total Parachute Payments so that the present value of the Parachute Payments shall be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Parachute Payments received by the Employee shall be subject to the Excise Tax or (b) pay the Parachute Payments in full, whichever produces the better net after-tax position to the Employee (taking into account the Excise Tax and any other applicable taxes). The reduction of the Parachute Payments hereunder, if applicable, shall be made by reducing, first, Parachute Payments to be paid in cash hereunder in the order in which such Parachute Payment would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such Parachute Payment that would be made first in time) and, then, reducing any Parachute Payment to be provided in-kind hereunder in a similar order. Any determination required under this Section 7(c)(v), including whether any payments or benefits are Parachute Payments, shall be made by the Company in good faith. The Employee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 7(c)(v). The Company's determinations shall be final and binding on the Company and the Employee; provided, however, that in the event of a dispute with the Internal Revenue Service, the parties will revise the determinations as necessary to comply with regulatory requirements in accordance with the Internal Revenue Service’s interpretations.

In addition to the foregoing payments and benefits, the Employee also shall be entitled to receive the amounts due, if any, in respect of the Employee’s interests in the Company’s long-term incentive plans, including, but not limited to, (x) the Long-Term Performance-Based Cash Incentive Plan, and (y) the Long-Term Cash Incentive Plan.

(d)            Termination by the Company for Cause.  The Company may terminate the Employee’s employment hereunder for Cause following: (i) reasonable notice to the Employee setting forth in detail the nature of such Cause and the date and time established for a hearing before the Board, which notice shall be deemed reasonable if provided not less than fifteen (15) business days from the date of such notice, (ii) an opportunity to be heard before the Board at the conclusion of such notice period, at which the Employee shall be entitled to representation by counsel, and (iii) a determination by a majority vote of the Board that the Company has Cause to terminate the Employee’s employment.

(e)            Nonrenewal of the Agreement. If the Company provides notice to the Employee that the Company elects not to renew the Agreement at the end of the applicable Term, and the Employee’s employment hereunder is terminated at the end of the applicable Term, the Company shall pay the Employee upon the expiration of the Agreement, or as soon as reasonably practical (but no more than ten days) thereafter, any Accrued Obligations plus a lump sum payment equal to 50% of the Employee’s then Base Salary. Additionally, within ten days following the Compensation Committee’s determination of the Bonus for the year in which the Employee’s employment was terminated, the Employee also shall receive payment of such Bonus.

(f)            Definitions.

(i)            For the purposes of this Agreement, “Cause” shall mean the Employee (A) has engaged in gross negligence or willful misconduct in the performance of his duties, (B) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company, the Partnership or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company, the Partnership or any of its subsidiaries); (C) has been convicted of a crime involving fraud or moral turpitude or any felony or (D) has breached any material provision of this Agreement or any of the restrictions and covenants set forth in Annex I hereto other than as a result of the Employee’s inability to perform his obligations hereunder solely due to his poor physical or mental health. The Employee must be provided a written notice from the Company, giving him at least 30 days to affect a cure of any claimed occurrence under (A), (B) or (D) above that is capable of being cured, prior to the delivery of any notice described under Section 7(d)(i) hereof.

(ii)            “Change in Control” shall occur upon: (A) the date that any one person, entity or group (other than the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires beneficial ownership of the membership interests of the Company that, together with the membership interests of the Company already owned beneficially by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to control, directly or indirectly, more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the beneficial owners immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to a person other than the Slifkas or any of them. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(iii)            “Constructive Termination” means termination of this Agreement by the Employee as a result of any (A) substantial diminution, without the Eployee’s written consent, in the Employee’s working conditions consisting of (1) a material reduction in the Employee’s duties and responsibilities, (2) any change in the reporting structure so that the Employee no longer reports to either the President and Chief Executive Officer or the Chief Legal Officer of the Company, or (3) a relocation of the Employee’s place of work further than forty (40) miles from Waltham, Massachusetts, or (B) a material breach of this Agreement by the Company. To be able to terminate his employment with the Company for Constructive Termination, the Employee must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of becoming aware of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice. In no event shall the Date of Termination in connection with a Constructive Termination occur any later than 120 days following the notice of the existence of the condition(s) constituting a Constructive Termination hereunder or, if applicable, a later date selected by the Board or the Compensation Committee and communicated to the Employee that is no later than December 31 of the year in which the notice of the existence of the condition(s) constituting a Constructive Termination was delivered to the Company.

(iv)            “Disability” shall mean a physical or mental condition which (A) renders the Employee, with or without reasonable accommodation, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in the Employee receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(g)            Notice of Termination.  Any termination or non-renewal (except due to the death of the Employee) by the Company or the Employee shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) shall state the effective date of such termination, (ii) shall indicate the specific termination provision in this Agreement relied upon and (iii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Any such notice shall be provided in accordance with the requirements of Section 20 hereof. Any notice of voluntary termination by the Employee or of termination without Cause by the Company shall be given 60 days in advance of such termination. Any notice of Constructive Termination by the Employee shall be given by the Employee within 90 days of his becoming aware of the existence of the condition upon which the Constructive Termination is based.

(h)            Deemed Resignation.  If the Employee’s employment is terminated for any reason, then such termination shall constitute an automatic resignation of the Employee as an officer of the Company and each affiliate of the Company, and, if applicable, an automatic resignation of the Employee from the Board and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board or similar governing body the Employee serves as the Company’s or such affiliate’s designee or other representative.

(i)            Date of Termination.  The “Date of Termination” shall mean (i) the date of death, if the Employee’s employment is terminated because of death, (ii) the date the Employee is determined to have a Disability, if the Employee’s termination is based on his Disability, and (iii) if the Employee’s employment is terminated for any other reason (including, without limitation, non-renewal), the date specified in the Notice of Termination, which date shall be in accordance with the timing rules set out in (d) or (g) of this Section 7, as applicable. With respect to any compensation payable under this Agreement that is subject to Section 409A of the Code, references to the Employee’s Date of Termination or termination of employment (and variations thereof) shall be deemed to refer only to the Employee’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

(j)            Delayed Payments. Notwithstanding any other provision with respect to the timing of payments under this Section 7, if, at the time of the Employee’s termination, the Employee is deemed to be a “specified employee”  (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under Section 7 as a result of his “separation from service” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Employee’s employment, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of this Section 7, as applicable, plus (to the extent not prohibited by Section 409A of the Code) interest on such amounts at the then applicable prime rate of interest as established from time to time by Bank of America Corporation or its successor.  After the first business day of the seventh month following the termination of the Employee’s employment and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of this Section 7, as applicable.

(k)            Non-disparagement. Each of the Company and the Employee agrees not to make any disparaging comments or remarks, orally or in writing, about the other party following the termination or expiration of this Agreement.

8.              Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and the regulatory guidance thereunder.  If any provision provided herein may result in the imposition of an additional tax or penalty under the provisions of Section 409A of the Code, the Employee and the Company agree to amend any such provision to avoid imposition of any such additional tax, to the extent possible, in the manner that the Employee and the Company mutually agree is appropriate to comply with Section 409A of the Code; provided that, to the extent possible, any such amendment shall minimize any decrease in the payments or benefits to the Employee contemplated herein.

9.              Confidential Information; Unauthorized Disclosure.

(a)            During the Term and for the period ending two years following the Date of Termination, the Employee shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, the Partnership or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as Senior Legal Advisor of the Company including serving as the Senior Legal Advisor of the Partnership, any secret, confidential and/or proprietary information, knowledge or data obtained by him while in the employ of the Company or any of its affiliates with respect to the Company, the Partnership or any of its subsidiaries and their respective businesses, the disclosure of which he knows or should know will be damaging to the Company, the Partnership or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Employee) or (ii) any information, knowledge or data which the Employee may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)            The Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 9 by the Employee, and the Company, the Partnership or its subsidiaries shall be entitled to enforce the provisions of this Section 9 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach, which may include the right to cease making the severance payments or providing severance benefits described in Section 7 to the Employee or the right to recoup severance payments that were previously paid to the Employee.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Employee and his agents.

(c)            Notwithstanding the foregoing, nothing herein (or in any other agreement between the Employee and the Company) shall prevent the Employee from lawfully, and without obtaining prior authorization from the Company: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require the Employee to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 9(c), or to notify the Company of having engaged in any such conduct. Further, pursuant to the Defend Trade Secrets Act, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event the Employee files a lawsuit for retaliation by the Company for the Employee’s reporting of a suspected violation of law, the Employee may (i) disclose a trade secret to the Employee’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Employee (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order.

10.            Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Partnership (including its affiliates) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

11.            Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires control of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Employee this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.            Assignment.  The Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate his duties or obligations hereunder.

13.            Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws. Any dispute arising out of or relating to this Agreement shall be brought in state or federal courts, as applicable, in Suffolk County, Massachusetts.

14.            Entire Agreement.  This Agreement amends and restates in its entirety the Existing Agreement and together with (i) those certain Global Partners LP Long-Term Incentive Plan Grants of Phantom Units to the Employee dated August 23, 2023, March 25, 2024 and February 26, 2025, and (iii) those certain Global Partners LP 2018 Long-Term Cash Incentive Plan Award Agreements granted to the Employee and dated March 31, 2022 and June 10, 2022 constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Notwithstanding the foregoing, the Company and the Employee acknowledge and agree that the restrictions on non-disclosure of information, non-competition and non-solicitation set forth herein (including in Section 9 and Annex I herein) shall complement and be in addition to (and not supersede or replace) any other restrictions upon the Employee with respect to non-disclosure, non-competition or non-solicitation as set forth in any previous agreement between the Employee and the Company or any of its affiliates. Subject to the preceding sentence, as of the Effective Date, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation all prior employment and severance agreements, if any, by and between the Company and the Employee; provided that, nothing contained in the foregoing shall be deemed to supersede or make invalid any prior agreements between the Employee and the Company concerning long-term incentive plan awards and any agreement by and between the Employee and the Company, the Partnership or any affiliated entity or member of the Partnership in his capacity as an interest holder.

15.            Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

16.            No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.            Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19.            Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

20.            Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or by a nationally recognized overnight delivery service or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St., Suite 500
Waltham, Massachusetts 02454-9161
Attention: President and Chief Executive Officer and the Chairman of the Board

If to the Employee:

At the Employee’s last known home address listed in the Company’s personnel records from time to time

21.            Clawback. Notwithstanding any provision in the this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time to the extent necessary to comply with such law(s), amounts paid or payable under this Agreement shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

22.            Headings.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below and this Agreement shall be effective on the Effective Date.

GLOBAL GP LLC

By:	/s/ Eric Slifka
	Name:	Eric Slifka
	Title:	President and Chief Executive Officer

Date:	December 31, 2025

By:	/s/ Sean T. Geary
SEAN T. GEARY

Date:	December 31, 2025

[Signature Page to Sean T. Geary Amended and Restated Employment Agreement]

ANNEX I

Non-Competition and Non-Solicitation Provisions

Non-competition; Non-solicitation.

(a)            During the Term, and in the event that the Employee’s employment is terminated for any reason other than the Employee’s death or a termination of the Employee’s employment by the Company without Cause, then for a period of one (1) year following the Date of Termination (the “Restrictive Period”), the Employee shall be prohibited from working (as an employee, consultant, advisor, director or otherwise), engaging in, or acquiring or investing in, any business having assets engaged in the following businesses in New England and the other geographic areas in which the Company or any of its affiliates is conducting business as of the Date of Termination (the “Restricted Businesses”): (i) wholesale or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and biofuels), and natural gas liquids (including ethane, butane, propane and condensates); (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the retail sale of convenience store items and sundries and related food service, whether or not related to the retail sale of refined petroleum products including, without limitation, gasoline; (iv) bunkering; and (v) any other business in which the Company or its affiliates (a) becomes engaged during the period that the Employee is employed by the Company or any of its affiliates, or (b) is preparing to become engaged as of the time that the Employee’s employment with the Company or any of its affiliates ends and, with respect to parts (a) and (b) of this clause (v), the Employee has participated in or obtained Confidential Information about such business or anticipated business.

(b)            As further consideration for the covenants made by the Employee in part (a) of this Annex I, the Company agrees that, during the Restrictive Period (so long as the Employee’s employment does not terminate due to the Employee’s death or a termination of the Employee’s employment by the Company without Cause), the Company will provide the Employee with a total payment equal to fifty percent (50%) of the Employee’s highest annualized Base Salary paid by the Company within the two years preceding the Date of Termination (the “Garden Leave Payment”), which Garden Leave Payment will be divided into twelve (12) substantially equal installments, with the first installment being paid on the Company’s first monthly pay date that follows the Date of Termination and the remaining eleven (11) installments being paid on the Company’s monthly pay dates that follow thereafter; provided, however, the Company shall have no obligation to provide Garden Leave Payments in the event that the Employee breaches any of the terms of part (a) of this Annex I.

(c)            During the Restrictive Period, the Employee also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or any of its affiliates to cease to be employed by or otherwise do business with the Company or any of its affiliates, or to reduce the same, or to be employed or otherwise do business with any Restricted Business. Notwithstanding any provision of this Annex I to the contrary, the Employee may own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses. If any court determines that any of the provisions of this Annex I are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Annex I, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted. Notwithstanding the foregoing or any other provision of this Annex I, nothing in this Annex I shall limit the Employee’s ability to perform services in any capacity or invest in any of the following: (I) money management firm; (II) investment partnership; (III) investment or private equity firm; or (IV) private equity or other investment fund; except that if any such firm, partnership or fund referenced in subsections (I) through (IV) contemplates or makes direct investments in the Partnership Group or in any Restricted Business, the Employee must recuse himself and may not personally, in any respect, be actively involved, actively participate, or directly invest, and must fully comply with the provisions of this Annex I.

The Employee expressly acknowledges and agrees that he had sufficient time (and at least ten business days) to consider the terms of this Annex I before entering into this Agreement.

Any restrictions on the Employee otherwise prohibited under this Annex I may be waived only by express written permission of the Conflicts Committee of the Board.

Annex I

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